Exhibit 21.1

SUBSIDIARIES OF PHOTONIC PRODUCTS GROUP, INC.*

The following is a list of the Subsidiaries of Photonic Products Group, Inc.:

NAME	STATE OF INCORPORATION	NAMES UNDER WHICH SUCH SUBSIDIARIES DO BUSINESS

Laser Optics Holdings, Inc.	New Jersey	Laser Optics